                                                                    Exhibit 10.3



[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                           PRINCETON VIDEO IMAGE, INC.
             AMENDED AND RESTATED L-VIS(R) SYSTEM LICENSE AGREEMENT

      This Amended and Restated L-VIS(R) System License Agreement (the "Restated License Agreement") is made this 25th day of June 2002 by and between Princeton Video Image, Inc. ("PVI") and Cablevision Systems Corporation ("Cablevision") and supersedes the L-VIS System License Agreement between PVI and Cablevision dated February 4, 2001.

1.    DEFINITIONS.

      In addition to the terms defined elsewhere in this Restated License Agreement, the following terms shall have the following meanings:

      1.1 "Additional Units" has the meaning assigned to such term in Section 2.8(b).

      1.2 "Advertiser" means any Third Party for which an insertion of an Electronic Image is made by Licensees for consideration in any form; provided, however, such shall not be deemed to include cable television subscribers solely by virtue of their payment of cable subscription fees.

      1.3 "Affiliate" with respect to any person or Company, shall mean any person or Company controlled by such first person or Company. For these purposes, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management, policies or television operations of a person or Company, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Company. For purposes of this Restated License Agreement, National Sports Partners (or its affiliate which operates the national "Fox Sports Net") shall be considered to be an Affiliate of Cablevision.

      1.4 "Company" means any form of organization, entity or business, whether or not conducted for profit.

      1.5 "Documentation" means all operator and user manuals, training materials, guides, specifications and other materials created or owned by PVI and provided to licensees generally to use and operate the L-VIS(R) System.

      1.6 "Editing Agent" means any individual or Company that is responsible for actual, physical manipulation of the L-VIS(R) System in order to make insertions of Electronic Images.

      1.7 "Electronic Image" means an image that is electronically inserted into Telecasts through use of the L-VIS(R) System.

      1.8 "Enhancements" has the meaning assigned to such term under Section 3.4
(a).

      1.9 "Equipment" means the computer hardware and other equipment included in the L-VIS(R) System, as identified on all Schedules B as may be executed by the parties from time to time pursuant to Section 2.8 of this Restated License Agreement.

      1.10 "Equipment Fee" means PVI's direct cost for the Equipment (as reasonably determined by PVI) from time to time, unless otherwise mutually agreed upon in writing by the parties.

      1.11 "General Improvements" means all material revisions, updates, upgrades and other modifications to the Software included in the L-VIS(R) System from time to time, and the Equipment embodying and Documentation with respect to same, that PVI generally makes available to licensees without charge (other than reimbursement of PVI's reasonable expenses and/or charges for the Equipment).

      1.12 "Initial Unit" means the L-VIS(R) System including the Equipment purchased by Licensees pursuant to this Restated License Agreement and currently located at Rainbow Network Communications Systems, an Affiliate of Cablevision, located in Bethpage, New York.

      1.13 "Licensed Affiliates" means any present and future Affiliate of Cablevision so long as it remains an Affiliate of Cablevision and agrees in writing to be bound by the terms and conditions of this Restated License Agreement.

      1.14 "Licensees" means Cablevision and its Licensed Affiliates.

      1.15 "Licensed Network" means a then current television network Affiliate of Cablevision. Current examples include Bravo Network, American Movie Classics, and MSG Network.

      1.16 "Licensed Telecast" means the Telecast of any event or content other than (i) Telecasts, intended for exclusive or primary distribution within a specified territory outside the Territory as to which PVI has entered or enters into an exclusive license, of events that originate within such specified territory without the consent of the holder of such exclusive license or (ii) Telecasts of content with respect to which Cablevision or a Licensed Affiliate is not the primary rights holder, which is both (a) to be disseminated on a Network not owned or controlled by Cablevision or a Licensed Affiliate and (b) distributed by a System Operator other than Cablevision or a Licensed Affiliate.

      1.17 "L-VIS(R) System" means the Equipment, the Software, the Documentation and the General Improvements, modifications or improvements therein or derivatives thereof which, collectively allow real-time or post-production electronic insertion of Electronic Images into Telecasts in which video is inserted and executed "upstream", prior to distribution of the program to individual, or groups of, viewers. For the avoidance of doubt, Schedule A describes certain technology and functionality which is included as part of the L-VIS(R) System and certain other technology and functionality which is specifically excluded from the meaning of the L-VIS(R) System.

      1.18 "Network" shall mean a broadcast channel for the dissemination of video programming content through a television system, cable system, satellite system or other such similar broadcasting system.

      1.19 "Revenues" means all of the consideration that Licensees receive, from Advertisers attributable to the use of the Units licensed to Licensees hereunder, including without limitation advertising fees, premiums, user charges, fees, and up-front payments (to the extent non-refundable). If the exploitation of the Units licensed to Licensees hereunder is sold in combination with other goods or services, Licensees shall, in good faith, reasonably allocate the appropriate portion of such consideration as Revenue.

      1.20 "Revenue Sharing Rate" means

                       [CONFIDENTIAL TREATMENT REQUESTED]


      1.21 "Software" means the computer software, in object code form, included in the L-VIS(R) System as of the date of the shipment of a Unit, and all General Improvements made subsequent to the date of this Restated License Agreement, if any.

      1.22 "System Operator" shall mean an entity providing a system for distributing Networks to end users, such as the Cablevision cable distribution system.

      1.23 "Telecast" means the dissemination of audio-visual content via television transmission (whether broadcast, narrow-cast, cable, satellite, closed circuit or otherwise) and, only for purposes of this Restated License Agreement, the term shall specifically include distribution of audio-visual content primarily through movie theaters. All other means of transmitting content (including, without limitation, primarily through the Internet or any similar or successor means) shall be expressly excluded from the definition of Telecast and the scope of Licensee's license hereunder.

      1.24 "Term" means the term of this Restated License Agreement, which shall commence on the date first written above.

      1.25 "Territory" means the United States of America, its territories and possessions, and Canada.

      1.26 "Third Party" means any person or Company who or which is neither a party nor an Affiliate of a party.

      1.27 "Trademarks" means all trademarks or trade names that PVI uses, from time to time, with respect to the L-VIS(R) System.

      1.28 "Unit" means one complete L-VIS(R) System. "Units" means the Initial Unit and the Additional Units (as defined herein), if any, collectively.

2. LICENSE, LEASE AND PURCHASE RIGHTS.

      2.1 Grant of L-VIS(R) System License. Subject to the terms and conditions set forth in this Restated License Agreement (including, without limitation, Section 2.2), PVI hereby grants to Cablevision and its Licensed Affiliates a non-exclusive, non-transferable license to use the L-VIS(R) System, including, without limitation, the Software, Equipment, Documentation and General Improvements and any technology or know-how that is owned or controlled by PVI and is necessary or useful for the exploitation thereof, solely for combined use as an L-VIS(R) System and in connection with the Telecast of Licensed Telecasts during the Term. Licensees shall use the L-VIS(R) System for their own use or for the use of other Licensees. Licensees shall not use the L-VIS(R) System to provide services to non-Licensees.

      2.2 Reservation of Rights.

            (a) All rights and licenses not expressly granted in Sections 2.1 and 2.14 are hereby expressly reserved by PVI.

            (b) Further, notwithstanding the non-exclusive license granted to Licensees in Section 2.1, Licensees acknowledge and agree that: (i) PVI has specifically reserved the right to use the Software, Equipment (exclusive of any Equipment purchased by Cablevision or its Licensees under Section 2.8 hereof) and the Trademarks in conjunction with its and/or Third Parties' use of the L-VIS(R) System in connection with the Telecast within the Territory of content or events, whether or not Licensed Telecasts, without any obligation to compensate Licensees in connection with such use; and (ii) Licensees shall have no right to use the L-VIS(R) System in connection with the Telecast of content or events that are not Licensed Telecasts unless PVI or a Third Party licensee of PVI expressly grants Licensees such right.

      2.3 Restrictions on Use. In addition to other restrictions and limitations which may be imposed by this Restated License Agreement:

            (a) Unless otherwise provided herein, Licensees shall not: (i) make or distribute to others copies of the Software or the Documentation aside from back-up copies of the Software; (ii) modify, adapt, merge, translate, decode, reverse engineer, decompile, disassemble or create derivative works based upon the Software, the Documentation, the Equipment, any General Improvement or any other part of the L-VIS(R) System; (iii) use the L-VIS(R) System or any part thereof in the construction, development, maintenance, running or execution of any application other than the Software; or (iv) market the Software, the Equipment, any General Improvement or the L-VIS(R) System, or any part thereof, other than in connection with the insertion of Electronic Images into Licensed Telecasts, in accordance with the terms and conditions of this Restated License Agreement.

            (b) Unless agreed to by PVI in advance, in writing, or otherwise permitted in accordance with the other terms of this Restated License Agreement, Licensees shall not: (i) sublicense, lease, sell, assign, rent or otherwise transfer to others, or otherwise dispose of, the Software, the Documentation, the Equipment, any General Improvement or any other part of the L-VIS(R) System;
(ii) use the L-VIS(R) System for any purpose other than in connection with the

Licensed Telecasts within the Territory; or (iii) transfer, assign, relicense or otherwise dispose of its rights under this Restated License Agreement.

      2.4 Compliance with Standards.

            (a) Licensees shall use, and shall cause any Editing Agent to use, the L-VIS(R) System only in accordance with PVI's reasonable and customary continuity standards, as may be in effect from time to time during the Term.

            (b) Licensees acknowledge that any use of the L-VIS(R) System in violation of applicable laws or regulations and commonly recognized governmental, community or industry standards would cause severe and irreparable injury to PVI's reputation and legitimate business interests. Notwithstanding anything contained in this Restated License Agreement to the contrary, and in addition to Licensee's obligations under 2.4(a), Licensees shall not knowingly use, and it shall not allow any Editing Agent to knowingly use, the L-VIS(R) System in any manner inconsistent with any applicable laws or regulations and any commonly recognized governmental, community or industry standards, or in a manner that has not been approved by the rightsholders, sponsors, advertisers and broadcasters of the Licensed Telecast in question.

            (c) During the Term, Licensees shall maintain, at their sole cost and expense, advertising injury insurance (or its equivalent in the Territory) with such coverage and such limits as are customarily maintained by television advertisers in the Territory.

      2.5 Obligations of Licensees.

            (a) Licensees and/or their respective designee(s) shall be solely responsible for selling the available Electronic Image capacity for Licensed Telecasts. Licensees and PVI will cooperate and coordinate, from time to time, as the parties deem reasonably appropriate to develop and implement Licensee's commercialization plan.

            (b) Licensees and/or their respective designee(s) shall be responsible for obtaining and maintaining any governmental authorizations (including, without limitation, any equipment export or import licenses), and for negotiating any arrangements with Telecast rightsholders, necessary to enable Licensees to use the L-VIS(R) System as contemplated in this Restated License Agreement, including, without limitation, obtaining any and all required rights and permissions (all such authorizations, arrangements, rights and permissions, collectively, "Required Permissions").

            (c) It is understood that Licensees may have arrangements with one or more Editing Agents for Licensed Telecasts. The license rights granted by PVI to Licensees to use the L-VIS(R) System shall be extended to such Editing Agents solely for their use in connection with Licensed Telecasts and the provisions of Sections 2.3, 2.4, 2.6, 2.12, 2.14(b), 3.7, 3.8, 4.2, 4.4 and 5 shall apply to such Editing Agent. Each Licensee shall be responsible for compliance by its Editing Agents with such terms.

            (d) Subject to the other terms of this Restated License Agreement, Licensees shall maintain complete editorial control over the use of the L-VIS(R) System in connection with

Licensed Telecasts, including the right to determine the location, content and appearance of the Electronic Images.

      2.6 Inspection Right. PVI shall have the right to inspect, at its own expense and at reasonable times and following reasonable notice, all sites where the L-VIS(R) System is being used pursuant to this Restated License Agreement, in order to verify that such use complies in all respects with the requirements under this Restated License Agreement.

      2.7 Good Faith Incidental Telecasts. The parties acknowledge that Telecasts and related distribution of content cannot be made to conform exactly to geographic boundaries or distribution methods. As a result, a Licensee's good faith use of the L-VIS(R) System pursuant to the license granted in Section 2.1 may result in the Telecast of Electronic Images in geographic areas not permitted under the definition of Licensed Telecasts. No such good faith, incidental Telecast by a Licensee shall constitute a breach of any obligation of the Licensee or Licensees under this Restated License Agreement, and the Licensees shall not be required to make any payment to or otherwise separately compensate PVI or any Third Party on account thereof.

      2.8 Lease or Purchase of Units; Additional Units.

            (a) Subject to the terms and conditions set forth in this Restated License Agreement Cablevision has purchased the Equipment which embodies the Initial Unit solely for use in conjunction with Licensees' use of the L-VIS(R) System and solely in connection with Licensed Telecasts or as otherwise permitted under the terms of the Amended and Restated Joint Collaboration and License Agreement (the "Restated Collaboration Agreement") and/or the iPoint(TM) Technology License Agreement (the "iPoint Agreement") entered into by the parties on the date hereof (as same may be amended from time to time). The Equipment forming a part of the Initial Unit is currently located at Rainbow Network Communications Systems, an Affiliate of Cablevision, located in Bethpage, New York. PVI has agreed to promptly replace the Initial Unit with a new Initial Unit ( the "New Initial Unit") meeting the specifications provided in the attached Schedule B at no additional cost to Cablevision or its Affiliates. PVI shall promptly replace the Initial Unit with the New Initial Unit and shall be responsible for all delivery, installation and other related costs for such replacement.

            (b) During the Term and so long as Licensees are not in material default under any of the terms or conditions of this Restated License Agreement, Cablevision or such Licensee as it shall designate, shall have the option, subject to approval of PVI, which approval shall not be unreasonably withheld or delayed, to either purchase or lease additional Units. PVI shall exercise reasonable commercial efforts to provide Licensees with the number of additional Units (such additional Units, the "Additional Units") that Licensees request. Delivery of Additional Units shall be made in accordance with Section 2.9. Each such Additional Unit shall be identified by serial number in a Schedule B to be executed by the parties, from time to time, for all Additional Units to be delivered to Licensees pursuant to this Section 2.8(b). Cablevision has purchased from PVI the first such Additional Unit (described in Schedule B attached hereto) and PVI shall promptly deliver and install it, at no additional cost to Cablevision or its Affiliates, to Madison Square Garden, an Affiliate of Cablevision, located in New York City. PVI shall be responsible for all delivery, installation and other related costs for such Additional Unit.

            (c) For each Additional Unit that is purchased by Cablevision, or such Licensee as Cablevision shall designate, Cablevision will pay the designated Equipment Fee pursuant to Section 3.2 hereof. For any Additional Unit that Cablevision elects to purchase, the Equipment Fee may be paid in a single lump sum or installment payments as mutually agreed upon by the parties. Any Equipment Fee shall be charged against the Initiation Fee paid under Section 3.1 to the extent unused Initiation Fee remains available.

            (d) Upon full payment or crediting of the entire Equipment Fee for any Unit purchased hereunder, Cablevision or a designated Licensee shall acquire: (i) all right, title and interest in and to the Equipment forming a part of such purchased Unit; and (ii) so long as Cablevision and its Licensed Affiliates are not in default of any payment obligations under Sections 3.3 (Revenue Sharing) or 3.4 (Enhancement Fees) or other material obligations of this Restated License Agreement, a license to use the L-VIS(R) System embodied in such purchased Unit, subject to the use restrictions set forth herein, which restrictions shall apply until the expiration of any valid PVI patents covering the Equipment or its use; provided, however, that such use restrictions shall not apply to the extent any Units are used in connection with the iPoint Agreement or the Project or any Additional Projects as defined and set forth in the Restated Collaboration Agreement. PVI agrees to execute any documents and to take any other such steps as reasonably shall be necessary to effect such transfer of right, title and interest to Cablevision or a designated Licensee.

            (e) PVI acknowledges and agrees that it is currently in the process of developing a new platform for the L-VIS(R) System (currently referred to by PVI as "LISA"). If and when such new platform is ready for commercial deployment, Cablevision shall have the right, but not the obligation, to purchase units based on such a new platform and, if it chooses, to return to PVI the New Initial Unit and/or the first Additional Unit for a full credit ([**] and [**], respectively) against the purchase price for any new units (such trade-in right shall only be exercisable one time with respect to the New Initial Unit and the Additional Unit).

      2.9 Delivery of Unit(s); Risk of Loss; Casualty Insurance.

            (a) PVI shall use commercially reasonable efforts to deliver the Initial Unit as soon as practicable after the date of this Restated License Agreement. In connection with the delivery of any Additional Units, PVI shall provide Licensees with written notice of a firm delivery date at least 30 days prior to such delivery. PVI shall ship the Initial Unit and any Additional Unit(s), F.O.B. PVI's facility, Lawrenceville, New Jersey, USA, to the appropriate Licensee at the delivery location designated therefor on the applicable Schedule B. The Licensee shall be responsible for all freight expenses and any and all import duty or tax assessed by the delivery location country relating to such shipment. PVI shall be responsible for delivery, set-up and testing the Equipment on-site.

            (b) Upon delivery of the Initial Unit or the Additional Unit(s), as the case may be, to a Licensee, the Licensee shall assume all risks of loss, theft, destruction of and damage to the Unit(s) so delivered unless the loss or damage arises from the actions of PVI employees or contractors.

      2.10 Training.

            (a) PVI shall provide training in the use and operation of the L-VIS(R) System to members of Licensee's technical staff or Editing Agents, as Licensees may reasonably request from time to time, to enable such individuals to use and operate the L-VIS(R) System properly. The dates and locations for such training shall be as mutually agreed upon by the parties. Licensees shall pay PVI for PVI's direct costs (as reasonably determined by PVI) to provide such training, including labor costs, travel, meal and lodging expenses of any PVI personnel in connection with providing such training.

            (b) In addition, for a period not to exceed 30 days after each delivery of a Unit as reasonably requested by a Licensee, PVI shall make one of its representatives available to such Licensee at a single location to provide technical assistance in connection with the installation and operation of such Unit, should such Licensee so request. PVI shall provide such assistance at no additional cost to such Licensee, except that such Licensee shall be responsible for all expenses incurred by the PVI representative for travel, meals and lodging in connection with providing such assistance.

      2.11 Maintenance Support.

            (a) Each Licensee shall maintain the Unit(s) it receives in good operating condition, at its sole expense. PVI shall make its technical personnel available during PVI's normal business hours for telephone consultations with Licensees' technical staff at no charge. In the event that on-site technical support is required by a Licensee during the Term, PVI shall provide such support at PVI's direct costs (as reasonably determined by PVI) for such services, including expenses of PVI's personnel for travel, meals and lodging incurred in connection with providing such services.

            (b) At a Licensee's request, PVI shall use reasonable commercial efforts to make its technical personnel available to such Licensee, at no charge to such Licensee, during non-business hours for emergency telephone consultations during the Telecast of a specific event.

            (c) At a Licensee's request, PVI will provide its technical personnel to render services necessary to move or operate Unit(s) for a Licensee's benefit. Such services shall be provided at PVI's direct costs for such services (as reasonably determined by PVI); provided, however, that if PVI provides Enhancements it shall be compensated for such services as provided under Section 3.4.

            (d) Notwithstanding any provision contained in this Restated License Agreement to the contrary, after the initial Term, PVI shall only be obligated to provide maintenance, training and support services under this Restated License Agreement if it then provides support for L-VIS(R) Systems for customers and licensees generally.

      2.12 Ownership.

            (a) Licensees acknowledge and agree that PVI owns the L-VIS(R) System, including all Software, Equipment (exclusive of any Equipment included in a Unit purchased hereunder), Documentation and any General Improvements, and all copies thereof, all updates and modifications thereto made by or on behalf of PVI, and all right, title and interest in and to all patents, patent rights, copyrights, Trademarks, service marks, trade secrets and confidential or proprietary information relating thereto. Except as specifically set forth in Sections 2.1 and 2.8(d) of this Restated License Agreement, Licensees acknowledge that, by virtue of this Restated License Agreement, Licensees do not have, and will not obtain, any right, title or other proprietary interest in or to any of the foregoing, except as may be provided under the Restated Collaboration Agreement, the iPoint Agreement or other amendments and agreements agreed upon in writing by the parties.

            (b) If PVI supplies Licensees with reasonable labels, plates or other markings stating that the leased Equipment is owned by PVI, Licensees shall affix and keep affixed the same in a prominent place on the leased Equipment. PVI shall have the right, at all reasonable times and following reasonable notice, to inspect the Units and observe Licensee's use of the L-VIS(R) System. Licensees grant PVI the right to execute and file such statements or instruments, and take such other actions, to provide public notice of, and protect PVI's interest in, the leased Equipment, including without limitation against the rights of landlords.

            (c) The leased Equipment is, and shall at all times be and remain, personal property notwithstanding that the leased Equipment or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any improvements thereon.

            2.13 Improvements.

            (a) From time to time as reasonably requested by Licensees, PVI shall deliver to Licensees, and provide Licensees' technical staff with any necessary training concerning, any General Improvements that exist during the Term. Licensees acknowledge and agree that PVI shall not be obligated to create any General Improvements. PVI shall provide General Improvements to Licensees without charge, except that Licensees shall reimburse PVI for its direct costs in connection with providing such General Improvements, and with the purchase, shipment, insurance, etc. of any Equipment embodying such General Improvements, promptly after PVI's presentation of an invoice for such expenses provided, that Licensees shall have, pursuant to this Restated License Agreement, a license to any improvements to the extent such improvements relate to the functionality of the L-VIS(R) System (as described in Schedule A).

            (b) The parties shall execute additional Schedules B, if necessary, to reflect any Equipment delivered to Licensees pursuant to this Section 2.13.

            (c) In the event PVI develops any non-exclusive special improvements for the L-VIS(R) System that are not General Improvements, PVI will offer Licensees the opportunity to obtain a separate license for such special improvements on terms no less favorable than those offered to any third party (provided that Licensees are considered under this Restated License Agreement hereby to be licensed to such improvements to the extent they improve on the existing functionality of the L-VIS(R) System).

            2.14 Grant of Trademark License.

            (a) Subject to the terms and conditions set forth in this Restated License Agreement (including, without limitation, Section 2.2), PVI hereby grants to Licensees a non-exclusive, non-transferable license to use the Trademarks in connection with Licensees' exploitation of the L-VIS(R) System under the license granted in Section 2.1.

            (b) Licensees shall use the Trademarks only in such form and manner as shall be approved from time to time by PVI, including without limitation the identification of PVI as the owner of such Trademarks, and in accordance with all applicable laws and regulations in the Territory. Licensees shall not use the Trademarks in any manner that may jeopardize the significance, distinctiveness or validity thereof. All of Licensees' uses of the Trademark shall inure to the benefit of PVI. Licensees shall not use the Trademarks in combination with any other trademark, trade name or logo of its own or of any Third Party to create a composite trademark or logo, without the prior written consent of PVI. If any Licensee becomes aware of any infringement of the rights of PVI in the Trademarks in the Territory, such Licensee will promptly notify PVI in writing and will join and assist PVI at PVI's sole cost and expense, if such assistance is required, in taking steps as PVI may reasonably request for the protection of PVI's rights.

            (c) PVI makes no warranty with regard to the validity of the Trademarks or the registration thereof.

3. INITIATION FEE; EQUIPMENT FEE; ROYALTIES; ENHANCEMENT FEES; PAYMENT.

      3.1 Initiation Fee. In partial consideration of the licenses and rights granted by PVI to Licensees under this Restated License Agreement, Cablevision has prepaid an initiation fee of US $7,500,000 ("Initiation Fee") of which $3,500,000 has been credited as a prepaid license fee under the iPoint Agreement and [CONFIDENTIAL TREATMENT REQUESTED] has been credited as an Equipment Fee. The Initiation Fee shall be creditable against the payment of any future royalty, revenue sharing obligation, enhancement fee, equipment fee or other monetary obligation of any Licensees to PVI under this Restated License Agreement or any other agreement between the parties as they may so provide therein.

      3.2 Equipment Fee. With respect to each Additional Unit purchased pursuant to Section 2.8 (other than the first Additional Unit to be delivered to Madison Square Garden), Licensees shall pay PVI an Equipment Fee in one or more installments as mutually agreed upon by the parties. Such Equipment Fee shall be identified to Cablevision upon any request by Cablevision for the purchase of any Additional Unit. The parties acknowledge that the aggregate Equipment Fee (including installation) for both the Initial Unit and the first Additional Unit identified in Section 2.8 was [CONFIDENTIAL TREATMENT REQUESTED], which has been credited in full against the Initiation Fee (as per Section 3.1 above). Upon delivery, Licensees shall pay PVI a nonrefundable Equipment Fee with respect to each Additional Unit leased to Licensees in one or more installments as mutually agreed upon by the parties.

      3.3 Revenue Sharing; Minimum Revenue Sharing.

            (a) In partial consideration of the licenses and rights granted by PVI to Licensees pursuant to this Restated License Agreement, each Licensee shall pay to PVI a royalty consisting of a portion of all such Licensee's Revenues in an amount equal to the greater of (i) Revenues multiplied by the Revenue Sharing Rate, or (ii) all payments made by Advertisers in connection with the insertion of Electronic Images through use of a Unit licensed to such Licensee hereunder (regardless of how such payments are characterized) multiplied by the Revenue Sharing Rate.

            (b) Without the prior written consent of PVI, Licensees shall not accept or solicit any non-monetary consideration directly in connection with the use of the L-VIS(R) System other than as would be reflected in Revenues, except for commercially reasonable use for demonstrations to potential Advertisers or as otherwise permitted by Section 3.4.

      3.4 Non-Revenue Use; Enhancement Fees.

            (a) In addition to Revenue Sharing Payments, Licensees shall pay PVI a fee in connection with any insertion of Electronic Images in Licensed Telecasts for which Licensees do not receive Revenue (e.g. non-sponsored virtual first down lines, speed of pitch displays, etc. viewer enhancements) ("Enhancements"). If PVI provides services to provide insertion of any such Enhancement, Licensees shall pay PVI a fee equal to [**] of PVI's direct costs (as reasonably determined by PVI) to provide such Enhancement to Licensees (provided that such rate shall be reduced to [**] for the first 6 months after first use of any Enhancement by any Licensee). If Licensees insert an Enhancement without use of PVI's services, Licensees shall pay PVI a fee equal to [**] of PVI's reasonable estimated cost to have provided services to insert such Enhancement (provided that such fee shall be waived for the first 6 months after first use of any Enhancement by any Licensee). For purposes of this provision, PVI's costs may include allocable amortization costs of equipment not already leased to Licensees hereunder which is used by PVI directly in connection with providing the Enhancement to Licensees and all direct out of pocket costs associated with such insertion, including labor, as reasonably determined by PVI, from time to time. If Enhancements are provided by PVI, Licensees shall make payment of Enhancement Fees within 30 days of invoice by PVI. If Enhancements are provided by Licensees, Licensees shall make payment of applicable fees as provided in Section 3.5.

            (b) Notwithstanding the provisions of Sections 3.3(b) and 3.4(a) or any other provision hereof to the contrary, Licensees shall pay PVI, (i) with respect to its use of the L-VIS(R) System to promote or advertise the businesses or programming of Cablevision or the Licensed Affiliates, only a fee in the amount equal to PVI's direct costs related to such use (as reasonably determined by PVI); and (ii) with respect to any use of L-VIS(R) System solely in connection with the use of iPoint(TM) Technology (as defined in the iPoint Agreement), no Revenue Sharing Payments or other fees.

      3.5 Payments. Except as provided in Section 3.3(b), all revenue sharing payments and Enhancement fees due under this Restated License Agreement shall be paid quarterly, within 30 days after the end of each calendar quarter. Each such payment shall be accompanied by a statement showing, for the subject calendar quarter, the sales of Electronic Images, the amount of Revenues generated by such sales, use of Enhancements, permitted no-charge promotional use, and the amount of revenue sharing payments due on Revenues and fees due on Enhancements.

      3.6 Mode of Payment. Except as otherwise provided herein or subsequently agreed to by the parties, Licensees shall make all payments required under this Restated License Agreement by crediting such amounts against the Initiation Fee paid pursuant to Section 3.1, and to the extent unused Initiation Fee is insufficient by payment in cash or cash equivalents denominated in United States Dollars.

      3.7 Records Retention. During each year of the Term, and for a period of 24 months after each such year, Licensees shall keep complete and accurate records pertaining to Revenues and to permit PVI to confirm compliance with the terms of this Restated License Agreement and the accuracy of payment calculations hereunder.

      3.8 Audit Request. During each year of the Term and for a period of 24 months after each such year, at the reasonable request of PVI, Licensees shall permit PVI or a reputable, independent, certified public accountant or firm appointed by PVI, to examine such records as may be necessary to confirm the correctness of any payment due or made to PVI by Licensees hereunder or Licensees' compliance with the Terms of this Restated License Agreement.

      3.9 Cost of Audit. PVI shall bear any and all expenses associated with the conduct of the performance of any audit contemplated by Section 3.8; provided, however, that should any such audit disclose a ten percent or greater aggregate underpayment by Licensees to PVI for the audit period in question, or material non-compliance by Licensees with the terms of this Restated License Agreement, Licensees shall reimburse PVI for all such audit expenses.

      3.10 [CONFIDENTIAL TREATMENT REQUESTED]

      3.11 Refund of Initiation Fee. In the event that the Initiation Fee (less the amounts credited against it in connection with Cablevision's purchase of (i) the Initial and first Additional Unit hereunder, and (ii) the License (as defined in the iPoint Agreement)) is not utilized in at least (on a cumulative basis) the following amounts by each of the following dates, PVI shall be obligated to refund the unused portion of such amount of the Initiation Fee to Cablevision immediately after such date:

            $1,000,000 by June 30, 2004;

            $2,500,000 by June 30, 2005; and

               [**]    by January 1, 2006.

      3.12 iPoint Agreement. Notwithstanding any other provisions to the contrary in this Restated License Agreement, Licensee shall not be required to pay any royalties or make any other payments under this Restated License Agreement for any use of the L-VIS(R) System solely pursuant to the L-VIS(R) licenses granted under the iPoint Agreement.

4. LIMITED WARRANTY; INTELLECTUAL PROPERTY; DISCLAIMERS; EXCLUSIONS.

      4.1 Limited Warranty.

            (a) PVI represents and warrants that it owns all of the patent rights, copyrights and trade secrets, or has the right to grant licenses therefor, which comprise the L-VIS(R) System, and which are necessary to grant the licenses for the L-VIS(R) System as provided in this Restated License Agreement.

            (b) PVI warrants that the Units will, during the Term, be free from defects and operate substantially in accordance with the Documentation, when operated as a unit with the intended software on the intended hardware and operating system environment. PVI does not warrant, however, that operation of the Units shall be uninterrupted or error free. This warranty shall not apply if errors or problems result from Licensees' negligence or improper use of the Units. Licensees shall notify PVI in writing of its claim for any such failure to conform. If any Unit, or any part thereof, fails to perform in accordance with this warranty, Licensees' exclusive remedy, and PVI's sole obligation under this warranty, shall be limited to the correction or replacement, as soon as practicable, of such Unit or part thereof which is cause of the error. If PVI is unable, after expenditure of reasonable commercial efforts, to replace the defective part or correct program errors in the L-VIS(R) System, Licensees may elect to continue use of the Unit with such defects and errors, as is, or terminate this Restated License Agreement. PVI's warranty obligation with respect to a specific Unit shall be void if such Unit, or any portion thereof, is modified by Licensees without PVI's written consent.

      4.2 Limitation of Warranty. THE LIMITED WARRANTY PROVIDED IN SECTION 4.1 IS THE ONLY WARRANTY WITH RESPECT TO THE L-VIS(R) SYSTEM AND THE UNITS. PVI DOES NOT MAKE, AND LICENSEES DO NOT RECEIVE, ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AND ALL OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE L-VIS(R) SYSTEM OR ANY PORTION THEREOF, THE UNITS, THE DOCUMENTATION OR ANY SERVICES FURNISHED UNDER THIS RESTATED LICENSE AGREEMENT ARE EXPRESSLY EXCLUDED.

      4.3 Intellectual Property Enforcement, Infringement; Indemnification.

            (a) With respect to any claims of infringement in the Territory with respect to a patent, copyright, or trade secret which covers the L-VIS(R) System or any portion thereof, PVI shall have the first right, but not the duty, to institute infringement actions against Third Parties. If PVI does not institute an infringement proceeding against an offending Third Party, Licensees shall have the right, but not the duty, to institute such an action, provided that PVI shall also appear as a party as licensor and shall have the right to assume control of any infringement proceeding instituted by Licensees by reimbursing Licensees for all of the costs and expenses incurred by Licensees in connection therewith.

            (b) PVI shall defend, at its expense, any action brought against Licensees to the extent that such action is based on a claim that the use of the L-VIS(R) System, within the scope of this Restated License Agreement, infringes any patent, trade secret or copyright, other than claims to the extent arising from Licensee's failure to obtain Required Permissions.

            (c) PVI shall indemnify Licensees from and against any costs, damages or fees incurred, including amounts paid in settlement (provided, so long as PVI is defending such action at PVI's expense and has confirmed that such action is fully subject to PVI's indemnification obligation hereunder, that any such settlement made at PVI's expense is approved by PVI, such approval not to be unreasonably withheld), by Licensees in any action under this Section 4.3 which are attributable to claims that the use of the L-VIS(R) System (including any General Improvements), within the scope of this Restated License Agreement, infringes any patent, trade secret or copyright, other than claims to the extent arising from Licensee's failure to obtain Required Permissions. Licensees shall notify PVI promptly in writing of any such claim, (provided that such notice shall not constitute a condition precedent to indemnification hereunder) and shall provide at PVI's expense, all available information, and reasonable assistance and authority to enable PVI to defend it. Licensees shall also permit PVI to defend, compromise or settle such claims as long as such compromise or settlement is at no cost to Licensees, includes a complete release of Licensees and does not purport to materially restrict any Licensee's future activity.

            (d) The costs and expenses of any action under this Section 4.3 (including reasonable fees of attorneys and other professionals) shall be borne by the party instituting and maintaining, or defending, such action, as the case may be. If, however, the parties together institute and maintain or defend such action, such costs and expenses shall be borne by the parties in such proportions as they may reasonably agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other party to institute and maintain, or defend, such action, provided such other party has the right to do so under this Section 4.3. Any award paid by Third Parties as a result of any such action (whether by way of settlement or otherwise) shall be paid to the party who instituted and maintained, or defended, such action, as the case may be. If, however, both parties did so, then such award shall be allocated between the parties in proportion to their respective injuries and contributions to the costs and expenses incurred in such action, or as they may have otherwise agreed.

            (e) In the event that the L-VIS(R) System, or any part thereof, becomes or in PVI's opinion is likely to become the subject of a claim of infringement, PVI may: (i) procure for Licensees, at no cost to Licensees, the right to continue to use the L-VIS(R) System, (ii) replace or modify the L-VIS(R) System, at no cost to Licensees, to make the L-VIS(R) System non-infringing, provided that the same functions at comparable levels are performed by the replaced or modified system, or (iii) if the right to continue to use cannot be reasonably procured or the L-VIS(R) System cannot be reasonably replaced or modified, terminate this Restated License Agreement.

            (f) THIS SECTION 4.3 STATES THE ENTIRE LIABILITY OF PVI WITH RESPECT TO INFRINGEMENT OF PATENTS, TRADE SECRETS OR COPYRIGHTS BY THE L-VIS(R) SYSTEM OR ANY PORTION THEREOF, AND PVI SHALL HAVE NO

ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.

      4.4 Exclusion and Disclaimer of Damages.

            (a) PVI SHALL NOT HAVE ANY LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED REVENUE OR OTHER DAMAGES ARISING FROM THE LOSS OF USE OF THE L-VIS(R) SYSTEM, EVEN IF PVI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            (b) PVI'S TOTAL LIABILITY FOR DAMAGES UNDER THIS RESTATED LICENSE AGREEMENT SHALL NOT IN ANY EVENT EXCEED THE TOTAL AMOUNT OF PAYMENTS RECEIVED BY PVI FROM LICENSEES UNDER THIS RESTATED LICENSE AGREEMENT.

            (c) THE FOREGOING LIMITS CONTAINED IN CLAUSES (a) AND (b) ABOVE SHALL NOT APPLY TO THE EXTENT DAMAGES RESULT FROM PVI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      4.5 Allocation of Risk. The parties acknowledge and agree that the pricing and other terms of this Restated License Agreement have been established to reflect the allocation of risk set forth in this Section 4 and elsewhere in this Restated License Agreement.

5. CONFIDENTIAL AND PROPRIETARY INFORMATION.

      5.1 Confidential and Proprietary Information.

            (a) Licensees acknowledge and agree that the L-VIS(R) System constitutes a valuable asset of PVI and that the information contained in the L-VIS(R) System, and any other information that PVI has disclosed or discloses to Licensees prior to the date hereof or during the Term, as the case may be, which PVI indicated or indicates at the time of disclosure is confidential, is confidential and proprietary information of PVI (all such information collectively, the "Information"). Each Licensee agrees that during the Term and for a period of five years after any termination of this Restated License Agreement, it will not, without PVI's prior written consent, directly or indirectly, (i) reveal, report, publish, disclose or transfer any Information to any Third Party other than Licensee's agent or representative, or (ii) use any Information for any purpose or for the benefit of any Third Party, except as expressly authorized in this Restated License Agreement. Each Licensee shall make reasonable efforts to notify and inform its agents, representatives and employees who have access to the L-VIS(R) System or any Information of such Licensee's limitations, duties and obligations regarding non-disclosure and use of the Information. Licensees shall not, and shall not permit any of their respective agents, representatives or employees, to remove any proprietary or other legends or restrictive notices contained in or included in any Information. In no event shall Licensees use less care to maintain the confidentiality of the Information than they use to maintain the confidentiality of their own confidential and proprietary information.

            (b) "Confidential and Proprietary Information" shall not include any information which (a) was rightfully in the Licensee's possession prior to receipt from PVI other than through prior disclosure by PVI; (b) now is or hereafter becomes available to the public (including, without limitation, any information filed with any governmental agency and available to the public) other than as the result of a disclosure by the Licensee in breach hereof, (c) becomes available to the Licensee on a nonconfidential basis from a source other than PVI which the Licensee does not believe is prohibited from disclosing such information to the Licensee prior to, any disclosures made by PVI to the Licensee of such information. Additionally, PVI agrees that the Licensee shall have no obligation with respect to any disclosure of Confidential and Proprietary Information to the extent it is required to be disclosed by the Licensee by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, or any other administrative or legal process, or by applicable regulatory or professional standards, or in connection with any judicial or other proceeding; provided that if Licensee is required to make any such disclosure of information Licensee will give reasonably prompt notice of such requirement to PVI to permit PVI to make application to contest or limit such disclosure.

      5.2 Verification. PVI shall have the right to have its representatives visit the sites where the Units are located at all reasonable times and upon reasonable notice to verify the appropriate use and protection of the Information.

      5.3 Specific Performance. Licensees acknowledge that monetary damages alone would not adequately compensate PVI in the event of a breach by Licensees of this Section 5 or Section 2.3(a), and that, in addition to all other remedies available to PVI at law or in equity, PVI shall be entitled to seek injunctive relief for the enforcement of its rights, without the posting of bond or other security, and to seek an accounting of profits made during the period of such breach.

6. TERMINATION.

      6.1 Expiration. The Term of this Restated License Agreement shall continue to the fifth anniversary of the date on which the Term commences and shall automatically continue for successive additional 5 year periods indefinitely unless Cablevision gives written notice of its election not to so continue at least 90 days prior to the expiration of the initial 5 year period or any additional 5 year period for which the Term has been so extended.

      6.2 Breach. Either party shall have the right to terminate this Restated License Agreement if the other party is in default of any material obligation hereunder and such default has not been cured by the other party within 30 days after receipt of notice of such default (or, if such default cannot reasonably be cured within such 30-day period, if the party in default does not commence and diligently continue actions to cure such default during such 30-day period). PVI shall notify Cablevision, in addition to the relevant Licensee, of any alleged default. Either party may regard the other party as being in default under this Restated License Agreement if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or otherwise liquidated, voluntarily or otherwise.

      6.3 Effect of Termination. Upon the expiration or termination of this Restated License Agreement for any reason, Licensees shall immediately discontinue use of the L-VIS(R) System and shall return all Documentation and leased Units to PVI at a location designated by PVI, F.O.B. destination, freight prepaid, within 30 days after such expiration or termination. Licensees shall assume all risks of loss or damage until delivery at such location. Thereafter, Licensees shall retain no rights in or to the L-VIS(R) System, the leased Equipment or the Documentation. However, Licensees' ownership rights with respect to the Equipment included in the Units purchased hereunder shall not be affected by any termination or expiration of this Restated License Agreement. In the event of termination of this Restated License Agreement by PVI for breach by Licensees, such termination shall be in addition to and not in lieu of any other remedies, at law or in equity, available to PVI.

      6.4 Surviving Rights and Obligations. The parties' respective rights and obligations regarding insurance (specifically, Section 2.4(c)), ownership (2.12), Trademarks (2.14(b)), revenue sharing payments and records (3.4 - 3.10), limitation of remedies (4.2 and 4.4), intellectual property enforcement and infringement (4.3), confidentiality (5), termination (6.3 and 6.4) and other miscellaneous rights and obligations (7.1, 7.4, 7.6, 7.10, 7.11, 7.12 and 7.17 shall survive expiration or termination of this Restated License Agreement. Termination, relinquishment or expiration of this Restated License Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of this Restated License Agreement.

7.    MISCELLANEOUS.

      7.1 Relationship. This Restated License Agreement shall not be construed as creating a partnership, joint venture or employment relationship between the parties, and nothing contained herein shall be construed as causing either party to be the employee, agent or representative of the other. Neither party shall make any warranties or representations, or incur any obligations whatsoever, on behalf of or in the name of the other party.

      7.2 Representations and Warranties. Each party hereby represents and warrants to the other as follows:

            (a) Such party has the power to execute, deliver and perform this Restated License Agreement in accordance with its terms;

            (b) Such party's execution, delivery and performance of this Restated License Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of such party, have received all required governmental approvals and do not and will not violate any provision of law or other agreement to which such party is subject;

            (c) Such party has obtained all governmental approvals required in connection with the execution of this Restated License Agreement and the performance of all of such party's obligations hereunder; and

            (d) This Restated License Agreement, when executed by such party, shall constitute the valid and legally binding obligation of such party, enforceable in accordance with its terms.

      7.3 Assignment. Licensees may not grant, assign, sublicense or otherwise convey this Restated License Agreement or its rights and obligations hereunder, in whole or in part, to any Third Party, except as specifically provided otherwise in this Restated License Agreement. Any such purported assignment by Licensees shall be void. This Restated License Agreement shall be binding upon the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Restated License Agreement.

      7.4 Indemnification by Licensees; No Limitation of Liability.

            (a) In addition to the specific remedies stated in this Restated License Agreement, Licensees shall indemnify and hold PVI harmless from and against any demands, claims or liability resulting from or arising out of the Licensee's breach of its obligations under Sections 2.4(c) and 2.9(b).

            (b) In no event shall the maximum coverage provided by any policy(ies) of insurance that Licensees are required to maintain hereunder constitute a limitation on Licensees' liability under this Restated License Agreement.

      7.5 Force Majeure. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this Restated License Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such party, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter; provided, however, that if any event of force majeure prevents Licensees from materially performing their obligations under this Restated License Agreement for a period in excess of 18 months, PVI shall have the right to terminate this Restated License Agreement upon 30 days' notice to Licensees. Notwithstanding the foregoing, nothing in this Section 7.5 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

      7.6 Notices. All notices and communications required or permitted under this Restated License Agreement shall be in writing and delivered by any method providing for proof of delivery. Any notice shall be deemed to have been given on the date of receipt. Notices shall be delivered to a party at the address for such party as set forth in the Stock Purchase Agreement (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof).

      7.7 Waiver. No provision of this Restated License Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party. The waiver by either party of the breach of any provision of this Restated License Agreement shall not operate or be construed as a waiver of any other or subsequent breach thereof.

      7.8 Severability. The provisions of this Restated License Agreement are severable, and if any one or more of these provisions is held to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision shall be and remain binding and enforceable.

      7.9 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Restated License Agreement.

      7.10 Governing Law. The rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

      7.11 Compliance with Law. Nothing in this Restated License Agreement shall be deemed to permit a party to export, re-export or otherwise transfer any Unit without compliance with all applicable laws.

      7.12 Taxes. In addition to the other amounts payable under this Restated License Agreement, Licensees shall pay, or reimburse PVI for, all sales, use, value added, excise, personal property or similar taxes (other than taxes on or based upon PVI's net income) which may be levied or imposed by any taxing authority with respect to the transactions and payments contemplated by this Restated License Agreement.

      7.13 Amendment. No amendment, modification or supplementation of any provision of this Restated License Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of PVI and Cablevision. Each additional Schedule B executed by the parties pursuant to the terms of this Restated License Agreement shall constitute an amendment of this Restated License Agreement.

      7.14 Descriptive Headings. The descriptive headings of this Restated License Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Restated License Agreement.

      7.15 Counterparts. This Restated License Agreement and all of the Schedules hereto may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same instrument.

      7.16 Entire Agreement. This Restated License Agreement, including all of the Schedules hereto, as may be added to or amended from time to time, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

      7.17 No Third Party Beneficiaries. Nothing in this Restated License Agreement, express or implied, is intended to, or shall, confer upon any Third Party (other than the Licensed Affiliates) any legal or equitable right, benefit or remedy of any nature whatsoever.

      7.18 Stand Alone. Each of this Restated License Agreement, the Restated Collaboration Agreement and the iPoint Agreement are independent agreements and the rights and obligations of the parties under the Restated License Agreement are independent of the rights and obligations of the parties under each of the other agreements.

                                    * * *

ACCEPTED AND AGREED TO                  ACCEPTED AND AGREED TO
PVI:                                    LICENSEES:
By: /s/ Roberto Sonabend                By:  /s/ Robert S. Lemle
   ------------------------------           ------------------------------------
Name: Roberto Sonabend                  Name: Robert S. Lemle
     ----------------------------            -----------------------------------
Title: Co-CEO                           Title: Vice Chairman and General Counsel
      ---------------------------             ----------------------------------
Date: June 25, 2002                     Date:  June 25, 2002
      ---------------------------             ----------------------------------

                           PRINCETON VIDEO IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE A
                         DESCRIPTION OF LICENSED SYSTEM

The current L-VIS(R) products, which are the subject of this Restated License Agreement, are all current television broadcast applications based on PVI's hardware and software technology in which the inserts are placed in the video upstream, prior to the distribution of the program. The inserts either are distributed to the entire audience or the inserts may be targeted or narrow-casted. In the case of targeted or narrow-casted inserts, it is only in the sense that multiple video feeds are generated upstream, each feed including the insert, going to a target audience. Inserts changed for subsequent reruns of the original programs are included in these products as long as the inserts are put in upstream. In all cases of the current products, the insert is done at the same location that the position of the insert is determined. These current products are distinguished from future PVI products not included within the license granted under this Restated License Agreement except to the extent of the L-VIS(R) license granted under the iPoint Agreement. Such future products include, inter alia, those where the position of the insertion is determined upstream and the insertion is executed downstream. These downstream insertion products may insert features into video at numerous locations, including a satellite down link, a cable head end, a neighborhood distribution site, an Internet web server, at individual homes or establishments, or even individual receivers within a home or establishment. PVI has already developed technology and intellectual property relating to this general class of downstream insertion products that are the subject of separate agreements with Licensees. The L-VIS Equipment, Software and Documentation licensed under this Restated License Agreement shall be deemed to include any future systems created by PVI, only to the extent that such future systems materially implement the above-described functionality of upstream insertion.

                           PRINCETON VIDEO IMAGE, INC.
                            SYSTEM LICENSE AGREEMENT

                                   SCHEDULE B
                              EQUIPMENT CERTIFICATE

                                       FOR

                                  INITIAL UNIT



[CONFIDENTIAL TREATMENT REQUESTED]



                                       23